Exhibit 99.1

General Moly Announces Fourth Quarter and Full Year 2010 Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--March 2, 2011--General Moly, Inc. (NYSE Amex:GMO) (TSX:GMO) announced its audited financial results for the fourth quarter and full year ended December 31, 2010.

Net loss for the three months ended December 31, 2010 was approximately $3.4 million ($0.05 per share), compared to a loss of $2.1 million ($0.03 per share) for the year ago period. Net loss for the full year ended December 31, 2010 was approximately $15.7 million ($0.22 per share), compared to a loss of $10.2 million ($0.14 per share) for the year ago period.

Our cash balance at the end of the fourth quarter was approximately $54 million compared to approximately $17 million at the end of the third quarter and approximately $49 million at the end of 2009. During the fourth quarter, cash use of approximately $6 million was the result of $4 million in development and milling equipment deposit costs and approximately $2 million in General and Administrative costs, offset by the receipt of $40 million from the closing of Tranche 1 of the Hanlong equity financing on December 20, 2010 and approximately $3 million from the exercise of warrants from a 2006 private placement. During the first quarter of 2011, all outstanding warrants from the 2006 private placement were exercised, with net proceeds of approximately $19 million. At the date of this release, the Company's unaudited cash balance is approximately $65 million. During 2011, spending levels will largely be tied to progress toward receipt of the Mt. Hope project's permits.

Financial information is included at the end of this release.

FINANCING UPDATE

Future funding commitments for the Mt. Hope project are connected to receipt of permits for the Mt. Hope project. When final permits are received, POS-Minerals Corporation (the 20% joint venture partner at the Mt. Hope project) is anticipated to fund its final $56 million initial contribution, plus 20% of all money the Company has spent on the Mt. Hope project at that point. The Company estimates this combined payment will be approximately $100 million. From that point forward, the project will be funded 80% by the Company and 20% by POS-Minerals Corporation. Also when final permits are received, Hanlong will have three months to deliver a fully-executed, drawable loan of not less than $665 million. Currently the Company is working with a Chinese engineering firm to translate and format its Mt. Hope feasibility study for review by Chinese banks. When the loan is in place, the Company will close on the Tranche 2 equity sale for $40 million, bringing Hanlong’s share position in the Company to 25% on a fully-diluted basis. In total, these financing commitments are anticipated to fully-fund the Mt. Hope project.

PERMITTING UPDATE

The Bureau of Land Management (BLM) and its independent EIS contractor are continuing progress toward finalizing the Mt. Hope project’s Draft Environmental Impact Statement (DEIS) for publication. The Preliminary DEIS is anticipated to be released for the second round of Cooperating Agency Review shortly. The Company estimates the BLM will complete the Draft Environmental Impact Statement (DEIS) within the second quarter and that it will be published in the Federal Register in the third quarter. Following publication of the DEIS, full permits are anticipated within 6-9 months.

ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering efforts, which had been paused to conserve cash in March 2009, following the publication of the DEIS. Equipment procurement efforts, which had also been paused, will resume later in the year. Although the Company has purchased and ordered most of the long-lead milling equipment, firm orders for much of the mobile mine fleet and other process equipment must still be placed.

MOLYBDENUM MARKET UPDATE

Over the fourth quarter of 2010, molybdenum prices traded slightly upward and finished the year at $16.10 per pound, compared to $15.35 per pound at the end of the third quarter and $12.00 at the end of 2009. Since the end of 2010, prices have continued their general upward trend and are currently trading near $18.00 per pound.

Higher prices continue to be driven by Chinese steel demand, as well as a more gradual return of western world growth, particularly relating to stainless steel. China remained a net importer of molybdenum in 2010, although net imports of approximately 4 million pounds is down substantially from 2009 levels, indicating that the high-cost domestic production within China that shuttered in 2008 and 2009 as a response to low prices has likely returned to production. Low levels of raw exports from China continue to force Korean and Japanese steel producers to source molybdenum from the West.

Additional information on the Company’s fourth quarter and full year 2010 results will be available in General Moly’s 2010 Form 10-K, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (Audited - In thousands except per share amounts)

	As of December 31, 2010	As of December 31, 2009
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$53,571	$48,614
Deposits, prepaid expenses and other current assets	148	179
Total Current Assets	53,719	48,793
Mining properties, land and water rights	133,093	101,190
Deposits on project property, plant and equipment	68,363	42,648
Restricted cash held for electricity transmission	12,005	12,286
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	1,045	553
Debt issuance costs	887	—
Other assets	2,994	2,994
TOTAL ASSETS	$273,239	$209,597

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,138	$3,799
Accrued advance royalties	9,500
Current portion of long term debt	194	163
Total Current Liabilities	13,832	3,962
Provision for post closure reclamation and remediation costs	571	586
Deferred gain	215	100
Other liabilities	12,950	—
Long term debt, net of current portion	10,481	268
Total Liabilities	38,049	4,916

COMMITMENTS AND CONTINGENCIES	—	—

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	98,753	99,761
EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 85,353,473 and 72,437,538 shares issued and outstanding, respectively	85	72
Additional paid-in capital	234,517	187,290
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(97,952)	(82,229)
Total Equity	136,437	104,920
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	$273,239	$209,597

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (Audited - In thousands, except per share amounts)

	Years Ended			January 1, 2002 (Inception of Exploration Stage) to December 31, 2010
	December 31, 2010	December 31, 2009	December 31, 2008
REVENUES	$—	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	623	806	5,670	38,133
Writedowns of development and deposits	5,038	—	—	5,038
General and administrative expense	10,919	9,703	10,436	59,905
TOTAL OPERATING EXPENSES	16,580	10,509	16,106	103,076
LOSS FROM OPERATIONS	(16,580)	(10,509)	(16,106)	(103,076)
OTHER INCOME/(EXPENSE):
Interest and dividend income	13	31	1,692	4,041
Interest expense	(164)	—	—	(164)
TOTAL OTHER INCOME/(EXPENSE), NET	(151)	31	1,692	3,877
LOSS BEFORE INCOME TAXES	(16,731)	(10,478)	(14,414)	(99,199)
Income Taxes	—	—	—	—
CONSOLIDATED NET LOSS	$(16,731)	$(10,478)	$(14,414)	$(99,199)
Less: Net loss attributable to contingently redeemable noncontrolling interest	1,008	239	—	1,247
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(15,723)	$(10,239)	$(14,414)	$(97,952)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.22)	$(0.14)	$(0.21)
Weighted average number of shares outstanding— basic and diluted	72,987	72,226	70,216

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Audited - In thousands)
	Years Ended			January 1, 2002 (Inception of Exploration Stage) to December 31, 2010
	December 31, 2010	December 31, 2009	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (16,731)	$ (10,478)	$ (14,414)	$ (99,199)
Adjustments to reconcile net loss to net cash used by operating activities:
Services and expenses paid with common stock	—	—	—	1,990
Repricing of warrants	965	—	—	965
Writedowns of development and deposits	5,038	378	—	5,416
Depreciation and amortization	335	344	295	1,232
Interest expense	164	—	—	164
Equity compensation for employees and directors	1,641	1,474	2,457	15,099
Decrease (increase) in deposits, prepaid expenses and other	31	147	168	(56)
Decrease (increase) in restricted cash held for electricity transmission	281	259	(12,545)	(12,005)
Increase (decrease) in accounts payable and accrued liabilities	93	(3,305)	(764)	3,458
(Decrease) increase in post closure reclamation and remediation costs	(15)	(145)	219	362
Net cash used by operating activities	(8,198)	(11,326)	(24,584)	(82,574)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	(124)	(100)	(481)	(1,548)
Purchase of securities	—	—	—	(137)
Purchase and development of mining properties, land and water rights	(14,074)	(20,879)	(47,389)	(108,707)
Deposits on property, plant and equipment	(25,058)	(11,527)	(31,009)	(68,084)
Proceeds from option to purchase agreement	115	100	—	215
Increase in restricted cash held for reclamation bonds	—	—	(356)	(642)
Cash provided by sale of marketable securities	—	—	—	246
Net cash used by investing activities	(39, 141)	(32,406)	(79,235)	(178,657)

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Audited - In thousands)

	Years Ended			January 1, 2002 (Inception of Exploration Stage) to December 31, 2010
	December 31, 2010	December 31, 2009	December 31, 2008
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	43,103	99	20,575	208,307
Proceeds from debt	10,000	—	—	10,000
Cash proceeds from POS-Minerals Corporation	—	—	100,000	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	—	(2,994)	(2,994)
Decrease (increase) in restricted cash – Eureka Moly, LLC	—	13,915	(13,915)	—
Net increase in leased assets	80	—	—	330
(Increase) in debt issuance costs	(887)	—	—	(887)
Net cash provided by financing activities:	52,296	13,884	103,910	314,756
Net increase (decrease) in cash and cash equivalents	4,957	(29,848)	91	53,525
Cash and cash equivalents, beginning of period	48,614	78,462	78,371	46
Cash and cash equivalents, end of period	$ 53,571	$ 48,614	$ 78,462	$ 53,571
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$1,121	$950	$ 2,325	$6,200
Restricted cash held for reclamation bond acquired in an acquisition	—	—	—	491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	—	263
Common stock and warrants issued for property and equipment	—	—	—	1,586
Accrued portion of deposits on property, plant and equipment	657	—	—	657
Accrued portion of advance royalties	18,450	—	—	18,450
Accrued portion of payments to the Agricultural Sustainability Trust	4,000	—	—	4,000

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
info@generalmoly.com
Website: http://www.generalmoly.com